United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2016

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIGROUP INC.

Current Report on Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2016 (the Grant Date), the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc. (the Committee) approved incentive compensation awards for 2015 performance to CEO Michael Corbat and other senior executives. As in prior years, half of the deferred portion of each award was granted in shares of performance-vesting deferred stock under Citi’s Capital Accumulation Program (CAP) and the other half of the deferred award was granted in performance share units (PSUs).

The Committee determined that Mr. Corbat’s annual compensation for 2015 is $16,500,000, consisting of salary of $1,500,000 and variable compensation of $15,000,000. Sixty percent, or $9,000,000, of the variable compensation is deferred and consists of $4,500,000 in deferred stock awarded under CAP and $4,500,000 in PSUs. The remainder of the variable compensation consists of an immediately payable cash award of $6,000,000 (40%).

In making this decision, the Committee considered Citi’s solid operating performance in 2015 and progress towards Citi’s financial targets and the execution priorities Mr. Corbat has established. Specifically, the $17.2 billion in net income was the highest since 2006; Citi Holdings was reduced to 4% of Citigroup’s total GAAP assets; and additional deferred tax assets were utilized. Citi made significant progress in regards to its return on assets, Citicorp efficiency ratio, and return on tangible common equity. In addition, Citi was able to increase its financial strength across key metrics while beginning to return meaningful capital to its shareholders due to a positive outcome from the 2015 CCAR process. Citi has continued to become a simpler, smaller, safer, and stronger bank under Mr. Corbat’s leadership.

The PSUs awarded on the Grant Date (the 2016 PSUs) are earned over a three-year performance period beginning on the Grant Date and ending on February 15, 2019 (the Performance Period) based on Citi’s relative total shareholder return (TSR) as compared to peers. The 2016 PSUs are earned based on the difference between Citi’s actual TSR and the peer median TSR at the end of the Performance Period according to the following performance grid:

Citi TSR % Above or Below Peer Median TSR	Greater than 33 1/3% Below Median	33 1/3% Below Median	Each 1% Less than Median, up to 33 1/3% Below Median	Median	Each 1% Greater than Median, up to 33 1/3% Above Median	33 1/3% or Greater Above Median
% of Target PSUs Earned	0%	50%	1.5% Reduction in Earned PSUs	100%	1.5% Increase in Earned PSUs	150%

Example: Citi’s TSR over the Performance Period is 30% and the peer median TSR is 20%. This 10 percentage point difference would result in a 15% increase in the number of earned PSUs over the target number (10 x 1.5 = 15). Accordingly, if an executive’s target number of PSUs were 100, the executive would earn 115 PSUs at the end of the Performance Period.

For purposes of measuring TSR, Citi and peer stock prices are determined at the beginning and end of the Performance Period by using an average of the closing prices on the 20 business days ending at the applicable date. The earned PSU award is delivered after the end of the Performance Period. The number of earned 2016 PSUs is multiplied by the 20-day average Citi common stock price at the end of the Performance Period, and the resulting value is paid in cash.

Citi’s eight-firm peer group used to determine peer TSR is the same as the previous PSU peer group, and the 2016 PSUs remain subject to the same clawbacks during the Performance Period as prior year PSUs.

The Committee awarded 2016 PSUs to the following executives who were named executive officers in Citi’s March 2015 Proxy Statement:

	Michael Corbat CEO	John Gerspach CFO	James Forese President, Citigroup; CEO, Institutional Clients Group
Nominal Value of 2016 PSUs	$4,500,000	$2,550,000	$4,650,986
Target Number of 2016 PSUs	121,457	68,825	125,532

Consistent with prior PSU awards, the target number of 2016 PSUs was determined by dividing the nominal value of the PSU award by the average of the closing prices of Citi common stock in the five business days immediately preceding the Grant Date ($37.05).

No changes were made in the terms of CAP as compared to last year. The PSU and other awards described above will be described in more detail in Citi’s 2016 Proxy Statement, which is expected to be filed in March 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: February 18, 2016
	By:	/s/ Rohan Weerasinghe
Rohan Weerasinghe
General Counsel and Corporate Secretary